[GRAPHIC OMITTED]                                                                    News Release

FOR IMMEDIATE RELEASE
                                                                                      Media Contact: (626) 302-1033
                                                                                                     www.edison.com

                                          Edison International Announces
                                            Rotation of Key Executives

         ROSEMEAD, Calif., Dec. 15, 2004 - Edison International (NYSE: EIX) today announced management changes designed to broaden and strengthen the company's senior leadership team.

         The EIX Board of Directors has elected Thomas R. McDaniel, 55, to be executive vice president and chief financial officer of EIX.  Simultaneously, Theodore (Ted) Craver, Jr., 53, has been elected chairman and chief executive officer of EME, an EIX company that owns and operates independent power production facilities.  Craver will also be CEO of Edison Capital, an EIX company that is a provider of capital and financial services.  The changes will be effective January 1, 2005.  Both McDaniel and Craver will continue to report to EIX Chairman,
John Bryson.

         McDaniel has been CEO of Edison Capital for 17 years and of EME for over two years and Craver, 53, has been executive vice president and chief financial officer of EIX for five years.

         In announcing the appointments, Bryson said, "Tom and Ted are extraordinary executives who have demonstrated the highest level of leadership, most recently working together in leading the critical restructuring efforts at EME.  The changes we made today will strengthen the breadth and experience base of our top leaders.  Just as in the past, I know both Tom and Ted will lead with distinction in these new roles."

         Since joining the company in 1971, McDaniel has held management positions in the areas of engineering, corporate planning, customer service, corporate finance and EIX's unregulated businesses.  Before joining Edison
International in 1996, Craver had worked in the banking industry since 1973, most recently as executive vice president and corporate treasurer of First Interstate Bancorp from 1991 to 1996.

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        Based in Rosemead, Calif., Edison International is the parent company of Southern California Edison,
Edison Mission Energy and Edison Capital.